NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 14, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Cavalier Homes, Inc.,
Common Stock being effected because
the Exchange knows or is reliably
informed that at the close of business
on September 1, 2009 the instruments
representing the securities comprising
the entire class of this security came
to evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.


The security was suspended by the
Exchange on September 2, 2009.